Ex. T3A.30
Form BCA-2.10	ARTICLES OF INCORPORATION
(Rev. Jan. 1999) Jesse White Secretary of State Department of Business Services Springfield, IL 62756 http://www.sos.state.il.us	This space for use by Secretary of State FILED MAY 2 – 2001 JESSE WHITE SECRETARY OF STATE	SUBMIT IN DUPLICATE!
This space for use by Secretary of State
Payment must be made by certi- fied check, cashier’s check, Ill- nois attorney’s check, Illinois C.P.A.’s check or money order, payable to “Secretary of State.”		Date Franchise Tax $ Filing Fee $ Approved:

1.	CORPORATE NAME:	SL Uno Gurnee Mills, Inc.

(The corporate name must contain the word “corporation”, “company,” “incorporated,” “limited” or an abbreviation thereof.)

2.	Initial Registered Agent:	C T Corporation System
		First Name	Middle Initial	Last Name

	Initial Registered Office:	c/o C T Corporation System, 208 South LaSalle Street
		Number	Street	Suite #

		Chicago	IL Cook	60604
		City	County	Zip Code

3.
Purpose or purposes for which the corporation is organized:
(If not sufficient space to cover this point, add one or more sheets of this size.)

The purpose of the corporation is to own and operate restaurants and to engage in any act or activity for which corporations may be organized to do business under the Illinois Business Corporations Act of 1983, as amended.

4.	Paragraph 1: Authorized Shares, Issued Shares and Consideration Received:

	Class	Par Value per Share	Number of Shares Authorized	Number of Shares Proposed to be Issued	Consideration to be Received Therefor
	Common	$ none	100	100	$10,000

					TOTAL = $ 10,000

Paragraph 2:  The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:
(If not sufficient space to cover this point, add one or more sheets of this size.)

(over)